Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of KiOR, Inc. of our report dated March 21, 2011, except for the stock split described in Note 15 to the consolidated financial statements, as to which the date is June 9, 2011, relating to the financial statements of KiOR, Inc. and its subsidiaries (a development stage enterprise), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 9, 2011